                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4 )(1)


                          Dendrite International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    248239105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   06/30/2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         / /      Rule 13d-1(d)


-----------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



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
-------------------------------------------------------------------------------------------------------------------
        CUSIP No. 248239105                                     13G                          Page 3 of 8 Pages
-------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------
        1. NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            The TCW Group, Inc.

-------------------------------------------------------------------------------------------------------------------
        2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)   / /
                                                                                                        (b)   /X/
-------------------------------------------------------------------------------------------------------------------
        3. SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
        4. CITIZENSHIP OR PLACE OF ORGANIZATION

                            Nevada corporation
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF             5.         SOLE VOTING POWER
             SHARES                                                                                             -0-
          BENEFICIALLY         ------------------------------------------------------------------------------------
            OWNED BY             6.         SHARED VOTING POWER
              EACH                                                                                        3,968,330
           REPORTING           ------------------------------------------------------------------------------------
             PERSON              7.         SOLE DISPOSITIVE POWER
              WITH                                                                                              -0-
                               ------------------------------------------------------------------------------------
                                 8.         SHARED DISPOSITIVE POWER
                                                                                                          3,968,330
-------------------------------------------------------------------------------------------------------------------
        9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                          3,968,330
-------------------------------------------------------------------------------------------------------------------
       10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                / /
-------------------------------------------------------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%(see response to Item 4)
-------------------------------------------------------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*
                                                            HC/CO
-------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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
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        CUSIP No. 248239105                                     13G                          Page 3 of 8 Pages
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
        1. NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             Robert Day

-------------------------------------------------------------------------------------------------------------------
        2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)   / /
                                                                                                        (b)   /X/
-------------------------------------------------------------------------------------------------------------------
        3. SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------
        4. CITIZENSHIP OR PLACE OF ORGANIZATION

                             United States Citizen
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF             5.         SOLE VOTING POWER
             SHARES                                                                                             -0-
          BENEFICIALLY         ------------------------------------------------------------------------------------
            OWNED BY             6.         SHARED VOTING POWER
              EACH                                                                                        3,968,330
           REPORTING           ------------------------------------------------------------------------------------
             PERSON              7.         SOLE DISPOSITIVE POWER
               WITH                                                                                             -0-
                               ------------------------------------------------------------------------------------
                                 8.         SHARED DISPOSITIVE POWER
                                                                                                           3,968,330
-------------------------------------------------------------------------------------------------------------------
        9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                          3,968,330
-------------------------------------------------------------------------------------------------------------------
       10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                / /
-------------------------------------------------------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%(see response to Item 4)
-------------------------------------------------------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*
                                                            HC/IN
-------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 4 of 8 Pages


Item 1(a).        Name of Issuer:

                  Dendrite International, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1200 Mount Kemble Avenue
                  Morristown, NJ 07960

Item 2(a).        Name of Persons Filing:
Item 2(b).        Address of Principal Business Office, or if None, Residence:
Item 2(c).        Citizenship:

                  The TCW Group, Inc.
                  865 South Figueroa Street
                  Los Angeles, CA 90017
                  (Nevada Corporation)

                  Robert Day
                  865 South Figueroa Street
                  Los Angeles, CA 90017
                  (United States Citizen)

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  248239105

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)        / /     Broker or dealer registered under Section 15 of
                                the Exchange Act.
             (b)        / /     Bank as defined in Section 3(a)(6) of the
                                Exchange Act.
             (c)        / /     Insurance company as defined in Section 3(a)(19)
                                of the Exchange Act.
             (d)        / /     Investment company registered under Section 8 of
                                the Investment Company Act.
             (e)        / /     An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E).
             (f)        / /     An employee benefit plan or endowment fund in
                                accordance with13d-1(b)(1)(ii)(F).
             (g)        /X/     A parent holding company or control person in
                                accordance with Rule 13d-1(b)(1)(ii)(G).

                                     (SEE Item 7)
                                     The TCW Group, Inc.
                                     Robert Day (individual who may be deemed to
                                        control The TCW Group, Inc. and other
                                        entities which hold the Common Stock of
                                        the issuer)

             (h)        / /     A savings association as defined in Section 3(b)
                                of the Federal Deposit Insurance Act.
             (i)        / /     A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act.
             (j)        / /     Group, in accordance with Rule 13d-1(b)(1)(ii)
             (J). If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

                                                               Page 6 of 8 Pages

Item 4.      Ownership **

             THE TCW GROUP, INC.
             (a)       Amount beneficially owned: 3,968,330
             (b)       Percent of class: 10.2%
             (c)       Number of shares as to which such person has:
                       (i)   Sole power to vote or to direct the vote: none.
                       (ii)  Shared power to vote or to direct the vote:
                             3,968,330
                       (iii) Sole power to dispose or to direct the disposition
                             of: none.
                       (iv) Shared power to dispose or to direct the disposition of: 3,968,330

             ROBERT DAY ***
             (a)       Amount beneficially owned: 3,968,330
             (b)       Percent of class: 10.2%
             (c)       Number of shares as to which such person has:
                       (i)   Sole power to vote or to direct the vote: none.
                       (ii)  Shared power to vote or to direct the vote:
                             3,968,330
                       (iii) Sole power to dispose or direct the disposition of:
                             none.
                       (iv) Shared power to dispose or to direct the disposition of: 3,968,330




------------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***      Shares reported for Robert Day include shares reported for The TCW
         Group, Inc.

                                                               Page 7 of 8 Pages

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Dendrite International, Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.  SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                               Page 8 of 8 Pages


                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 10th day of July, 2000.


                                        The TCW Group, Inc.
                                        By:  /s/ Linda D. Barker
                                           -------------------------
                                             Linda D. Barker
                                             Authorized Signatory







                                        Robert Day
                                        By:  /s/ Linda D. Barker
                                           --------------------------
                                             Linda D. Barker
                                             Under  Power of Attorney dated
                                             March 31, 2000, on File with
                                             Schedule  13G for Cox Radio, Inc.
                                             dated May 9, 2000.

                                   EXHIBIT A


                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW ENTITIES

PARENT HOLDING COMPANY:

             The TCW Group, Inc.

             Robert Day (an individual who may be deemed to control The TCW
               Group, Inc.)


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

             (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.

             (ii) TCW Asset Management Company, a California corporation and an
                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

             (iii)TCW Investment Management Company, fka TCW Funds Management,
                  Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Note: No Common Stock of Dendrite International, Inc. is held directly by The TCW Group, Inc. Other than the indirect holdings of The TCW Group, Inc., no Common Stock of Dendrite International, Inc. is held directly or indirectly by Robert Day, an individual who may be deemed to control The TCW Group, Inc.

PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:

             Robert Day (an individual who may be deemed to control the entities described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13d-1(b):

             Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                    EXHIBIT B


                             JOINT FILING AGREEMENT


             The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.


Dated this 10th day of July, 2000.

                                        The TCW Group, Inc.

                                        By:  /s/ Linda D. Barker
                                           --------------------------
                                             Linda D. Barker
                                             Authorized Signatory







                                        Robert Day
                                        By:  /s/ Linda D. Barker
                                           --------------------------
                                             Linda D. Barker
                                             Under  Power of  Attorney  dated
                                             March 31, 2000,  on File  with
                                             Schedule  13G for Cox Radio, Inc.
                                             dated May 9, 2000.


                                      B-1